UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2026

ACCURAY INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33301	20-8370041
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1240 Deming Way
Madison, Wisconsin		53717-1954
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 608 824-2800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ARAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

The information related to the issuance of the Series A Preferred Stock (as defined below) contained in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

The Series A Preferred Stock was issued and sold in a private placement to the Investors (as defined below) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. Accuray Incorporated (the “Company”) relied on this exemption based in part on representations made by the Investors, including that each Investor is an “accredited investor” as defined in Rule 501 of Regulation D.

Item 3.03. Material Modification to Rights of Security Holders.

As previously disclosed, the Company entered into that certain Securities Purchase Agreement, dated as of July 29, 2026 (as amended to date, the “Purchase Agreement”) with certain existing investors of the Company party thereto (the “Investors”), pursuant to which the Company agreed to sell, and the Investors agreed to purchase, an aggregate of 55,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $55.0 million, or $1,000 per share, comprised of $15.0 million in cash and the conversion of $40.0 million of existing indebtedness held by the Investors.

On November 12, 2026, the Company filed the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware to establish the preferences, limitations and relative rights of the Series A Preferred Stock. The Certificate of Designations became effective upon filing. The shares of Series A Preferred Stock were issued on November 13, 2026 in connection with the closing of the transactions contemplated by the Purchase Agreement.

The Certificate of Designations establishes the designations, powers, preferences, and rights of the shares of the Series A Preferred Stock and the qualifications, limitations or restrictions thereof. The Series A Preferred Stock ranks senior to the Company’s common stock, par value $0.001 per share (the “Common Stock”) with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Preferential dividends accrue on the Series A Preferred Stock at a rate of 8% per annum on the then-current stated value of each share (initially $1,000 per share) and compound quarterly to the extent not paid (the “Accruing Dividends”). Accruing Dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year and, at the election of the Company’s board of directors, are either paid in cash or added to the stated value of each share. Holders of the Series A Preferred Stock are also entitled to participate, on an as-converted basis, in any dividends or distributions paid to holders of Common Stock. In addition, the Company may not, without the consent of the Required Holders (as defined below), redeem or repurchase any equity interests ranking junior to the Series A Preferred Stock (subject to limited exceptions) unless all accrued Accruing Dividends have been paid in cash. The Series A Preferred Stock has a liquidation preference equal to the greater of (x) $1,000 per share plus any unpaid Accruing Dividends accrued up to and including the date of such liquidation and (y) the amount such holder would have received in respect of such share had it been converted into Common Stock immediately prior to such liquidation event.

The Series A Preferred Stock is convertible at the option of the holders thereof at any time into shares of Common Stock at an initial conversion rate of 50 shares of Common Stock per $1,000 of stated value (equivalent to an initial conversion price of $20.00 per share), in each case, as adjusted for any stock dividend, stock split, stock combination, or reclassification of the Common Stock.

Except as required by applicable law and as set forth in the Certificate of Designations, holders of the Series A Preferred Stock are not entitled to vote. Until all of the shares of Series A Preferred Stock have been converted, repurchased or otherwise satisfied in accordance with their terms, the Company will be required to obtain the prior written consent of the holders of at least a majority of the then-outstanding shares of Series A Preferred Stock (the “Required Holders”) before the Company or any of its subsidiaries may take certain actions, including issuing capital stock that ranks pari passu with or senior to the Series A Preferred Stock and taking certain actions with respect to the size of the board of directors and the composition of its committees. In addition, the affirmative vote or written consent of the Required Holders, voting together as a single class, will be required before the Company may take certain actions affecting the Series A Preferred Stock, including but not limited to amending the Company’s certificate of incorporation or the Certificate of Designations in a manner that would adversely affect the Series A Preferred Stock and changing the authorized number of shares of Series A Preferred Stock.

The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Increase in Authorized Shares; Reverse Stock Split

As previously disclosed, on November 4, 2026, the Company announced that its board of directors had selected a 1-for-40 ratio for the previously approved reverse stock split of the Common Stock. On November 6, 2026, the Company filed two certificates of amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to (i) increase the number of authorized shares of Common Stock of the Company from 200,000,000 to 400,000,000 (which resulted in an increase in the total number of authorized shares of the Company’s capital stock from 205,000,000 to 405,000,000) (the “Authorized Shares Increase Amendment”), and (ii) effect a reverse stock split (the “Reverse Stock Split”) of the issued and outstanding Common Stock, at a ratio of 1-for-40, and a corresponding decrease to the authorized number of shares of Common Stock (and, as a result, a reduction in the total authorized shares) (the “Reverse Stock Split Amendment”), as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on August 24, 2026 and the Company’s amendment to the definitive proxy statement filed with the Securities and Exchange Commission on September 18, 2026, and each as approved by the Company’s stockholders at the Special Meeting of Stockholders held on October 6, 2026.

The Authorized Shares Increase Amendment became effective as of November 9, 2026 at 12:01 a.m., Eastern Time. The Reverse Stock Split Amendment became effective as of November 9, 2026 at 12:02 a.m., Eastern Time (the “Effective Time”). Beginning on November 9, 2026, the Common Stock began trading on The Nasdaq Capital Market on a split-adjusted basis under the existing symbol ARAY, with the new CUSIP number 004397 303.

At the Effective Time, every forty (40) shares of Common Stock issued and outstanding or held by the Company in treasury immediately prior to the Effective Time was automatically and without any action on the part of the Company or the respective holders thereof combined into one (1) validly issued, fully paid and nonassessable share of Common Stock. The total number of authorized shares of Common Stock was proportionately reduced in accordance with the 1-for-40 ratio, from 400,000,000 shares to 10,000,000 shares, and the total number of authorized shares of capital stock of the Company was reduced from 405,000,000 shares to 15,000,000 shares, reflecting 5,000,000 authorized shares of preferred stock, which number of shares of preferred stock was not adjusted as a result of the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise have been entitled to receive a fractional share received cash in lieu of such fractional share.

The foregoing description of the Authorized Shares Increase Amendment and the Reverse Stock Split Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Authorized Shares Increase Amendment and the Reverse Stock Split Amendment which are filed as Exhibit 3.2 and Exhibit 3.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Certificate of Designations

The information related to the Certificate of Designations contained in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

Canceled Warrants

In connection with the closing of the Purchase Agreement, certain outstanding warrants were automatically canceled and extinguished (the “Canceled Warrants”). The Canceled Warrants previously provided the holders thereof the right to purchase, prior to giving effect to the Reverse Stock Split, an aggregate of approximately 27.6 million shares of Common Stock held by the Investors, consisting of (i) warrants exercisable for an aggregate of approximately 17.2 million shares of Common Stock at $1.68 per share on and after December 7, 2025 until June 6, 2032, (ii) warrants exercisable for an aggregate of approximately 3.1 million shares of Common Stock at $1.50 per share on and after June 16, 2026 until December 15, 2032, (iii) warrants exercisable for an aggregate of approximately 2.2 million shares of Common Stock at $1.25 per share on and after June 16, 2026 until December 15, 2032, (iv) warrants exercisable for an aggregate of approximately 3.0 million shares of Common Stock at $1.50 per share on and after November 19, 2026 until May 18, 2033, and (v) warrants exercisable for an aggregate of approximately 2.1 million shares of Common Stock at $1.25 per share on an after November 19, 2026 until May 18, 2033.

Press Release

On November 13, 2026, the Company issued a press release announcing the Authorized Shares Increase Amendment, the Reverse Stock Split Amendment, and the issuance of the Series A Preferred Stock. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware and effective November 12, 2026

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Accuray Incorporated, increasing the number of authorized shares of Common Stock

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Accuray Incorporated, effecting the Reverse Stock Split

99.1	Press Release dated November 13, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCURAY INCORPORATED
Date:	November 13, 2026
		By:	/s/ David Shin
David Shin Senior Vice President, Chief Legal Officer and Corporate Secretary